Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2022 FIRST QUARTER FINANCIAL RESULTS

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (May 2, 2022) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announced its first quarter 2022 results. Select highlights for the first quarter include:

•	Net income of $3.3 million
•	Deposit growth of $54.1 million
•	Basic and diluted earnings per share of $0.94
•	Loan activity:
▪	PPP forgiveness - $7.5 million
▪	Sales - $36.5 million
▪	Net growth - $35.2 million

Brandon Lorey, President and CEO, stated, “I am happy to report another strong quarter for the Company with a number of “1sts” for EFSI and the Bank. The Organization’s loan portfolio breached the $1 billion dollar mark in the first quarter and posted a record annualized net income figure of $13.2 million. Annualized earnings per share also reached a record high of $3.80. Despite $7.5 million of PPP loan runoff, as that portfolio continues to shrink, and over $36.0 million in loan sales, the Bank’s loan portfolio grew by $35.7 million which was more than matched by quarter’s core deposit growth of $54.0 million resulting in annualized 5-year compound annual growth rates (CAGR) of 14.9% and 16.05%, respectively. We continue to strengthen diversified revenue streams as our non-interest income provides over 20% of the Bank’s total income, driven primarily by our expanded Trust and Advisory Services and loan sales and servicing. I would like to thank our shareholders for their continued support as well as our employees for their tireless efforts to ensure we meet and exceed the needs of our customers every single day.”

Income Statement Review

Net income for the quarter ended March 31, 2022 was $3.3 million reflecting an increase of 42.4% from the quarter ended December 31, 2021 and an increase of 13.6% from the quarter ended March 31, 2021. The increase from the quarter ended December 31, 2021 was mainly driven by increased legal expenses during the quarter ended December 31, 2021.  Net income was $2.3 million for the three-month period ended December 31, 2021 and $2.9 million for the quarter ended March 31, 2021.

Net interest income for the quarters ended March 31, 2022 and December 31, 2021 was $11.1 million. Net interest income was $9.5 million for the quarter ended March 31, 2021.  The increase in net interest income from the quarter March 31, 2021 resulted primarily from growth in the Company’s loan portfolio.

Total loan interest income was $10.6 million and $10.7 million for the quarters ended March 31, 2022 and December 31, 2021, respectively.  Total loan interest income was $9.4 million for the quarter ended March 31, 2021. Total loan interest income increased $1.2 million or 12.9% from the quarter ended March 31, 2021 to the quarter ended March 31, 2022. Average loans for the quarter ended March 31, 2022 were $1.01 billion compared to $854.5 million for the quarter ended March 31, 2021.  The tax equivalent yield on average loans for the quarter ended March 31, 2022 was 4.25%, a decrease of 23 basis points from the 4.48% average yield for the same time period in 2021. The majority of this decrease in yield can be attributed to loans being originated at a rate lower than those that are paying off.

Interest and dividend income from the investment portfolio was $872 thousand for the quarter ended March 31, 2022 compared to $784 thousand for the quarter ended December 31, 2021. Interest income and dividend income from the investment portfolio was $596 thousand for the quarter ended March 31, 2021. The increase in interest and dividend income resulted from the increase in rates on securities purchased during the first quarter of 2022 as well as the increase in the balance of the investment portfolio. Average investments for the quarter ended March 31, 2022 were $198.0 million compared to $197.1 million for the quarter ended December 31, 2021. Average investments were $162.1 million for the quarter ended March 31, 2021. The tax equivalent yield on average investments for the quarter ended March 31, 2022 was 1.83%, up 19 basis points from 1.64% for the quarter ended December 31, 2021 and up 26 basis points from 1.57% for the quarter ended March 31, 2021.

Total interest expense was $370 thousand for the three months ended March 31, 2022 and $373 thousand and $487 thousand for three months ended December 31, 2021 and March 31, 2021, respectively. The decrease in interest expense resulted from the reduction in interest rates paid on deposit accounts. The average cost of interest-bearing liabilities decreased one and 11 basis points when comparing the quarter ended March 31, 2022 to the quarters ended December 31, 2021 and  March 31, 2021, respectively. The average balance of interest-bearing liabilities increased $26.4 million from the quarter ended December 31, 2021 to the quarter ended March 31, 2022. The average balance of interest-bearing liabilities increased $108.6 million from the quarter ended March 31, 2021 to the same period in 2022.

The net interest margin was 3.61% for the quarter ended March 31, 2022. For the quarters ended December 31, 2021 and March 31, 2021, the net interest margin was 3.67% and 3.62%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $3.2 million for the quarter ended March 31, 2022, which represented a decrease of $119 thousand or 3.5% from the $3.4 million for the three months ended December 31, 2021. Noninterest income for the quarter ended March 31, 2021 was $2.4 million. The $816 thousand increase between the quarters ended March 31, 2022 and March 31, 2021 was driven by several factors including the gain on sale of loans held for sale. In addition, income from fiduciary activities increased $314 or 51.7% due to an increase in assets under management.

Noninterest expense decreased $2.0 million, or 16.5%, to $9.9 million for the quarter ended March 31, 2022 from $11.9 million for the quarter ended December 31, 2021. Legal expenses were higher during the fourth quarter of 2021 primarily from the expansion of the Bank's wealth management business line and also its build out of the marine lending division. Approximately $2.0 million of these fourth-quarter expenses are expected to be one-time fees. Noninterest expense was $7.9 million for the quarter ended March 31, 2021, representing an increase of $2.0 million or 25.4% when comparing to the quarter ended March 31, 2022 to the quarter ended March 31, 2021. An increase in salaries and benefits expenses was also noted between the first quarter of 2022 when compared to the same period in 2021. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. The number of full-time equivalent employees (FTEs) has increased from 195 at March 31, 2021, to 224 at March 31, 2022.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $2.8 million or 0.21% of total assets at December 31, 2021 to $2.6 million or 0.19% of total assets at March 31, 2022. Nonperforming assets were $4.8 million at March 31, 2021.  Total nonaccrual loans were $2.6 million at March 31, 2022 and $2.7 million at December 31, 2021. Nonaccrual loans were $4.3 million at March 31, 2021. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans.  Other real estate owned was at zero at March 31, 2022 and December 31, 2021.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At March 31, 2022, the Company had 17 troubled debt restructurings totaling $2.6 million. Approximately $2.5 million or 15 loans are performing loans, while the remaining loans are on non-accrual status. At December 31, 2021, the Company had 17 troubled debt restructurings totaling $2.7 million. Approximately $2.5 million or 15 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $12 thousand in net charge-offs for the quarter ended March 31, 2022 versus $39 thousand in net recoveries for the three months ended December 31, 2021. During the three months ended March 31, 2021, $61 thousand in net recoveries were recognized. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded a provision for loan losses of $540 thousand for the quarter ended March 31, 2022. The Company recognized provision for loan losses of $300 thousand and $599 thousand for the quarters ended December 31, 2021 and March 31, 2021, respectively. The provision for the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021 resulted mostly from loan growth during the quarter. The ratio of allowance for loan losses to total loans was 0.91% at March 31, 2022 and 0.89% at December 31, 2021.  The ratio of allowance for loan losses to total loans was 0.88% at March 31, 2021. Excluding outstanding PPP loans, the allowance for loan losses as a percentage of total loans was 0.92% at March 31, 2022, 0.91% at December 31, 2021 and 0.98% as March 31, 2021. The ratio of allowance for loan losses to total nonaccrual loans was 357.47% at March 31, 2022.  The ratio of allowance for loan losses to total nonaccrual loans was 322.70% and 179.82% at December 31, 2021 and March 31, 2021, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at March 31, 2022 were $1.37 billion, which represented an increase of $71.3 million or 5.5% from total assets of $1.30 billion at December 31, 2021. At March 31, 2021 total consolidated assets were $1.18 billion. Total net loans increased $35.2 million from $976.9 million at December 31, 2021 to $1.01 billion at March 31, 2022. During the quarter, $7.5 million in SBA PPP loans were forgiven or paid down and $36.5 million in loans were sold. The Company sold $4.2 million in mortgage loans on the secondary market and $32.3 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in gains of $285 thousand. Total securities increased $1.2 million from $193.4 million at December 31, 2021, to $194.6 million at March 31, 2022. At March 31, 2021 total investment securities were $175.0 million and net loans were $867.2 million. The growth in total loans and total assets was largely due to organic loan portfolio growth as the Company expands lending types and markets.

Deposits and Other Borrowings

Total deposits increased $54.1 million to $1.23 billion at March 31, 2022 from $1.18 billion at December 31, 2021. At March 31, 2021 total deposits were $1.07 billion.  The growth in deposits was mainly organic growth as the Company continues to expand and grow into newer market areas.

The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at March 31, 2022, December 31, 2021 or March 31, 2021.

On March 31, 2022, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $30.0 million. The Company intends to use the net issuance proceeds for general corporate purposes, including a capital contribution to its wholly owned subsidiary, Bank of Clarke County, to support its continued organic growth.

Equity

Shareholders’ equity was $102.1 million and $110.3 million at March 31, 2022 and December 31, 2021, respectively. Shareholders’ equity was $105.1 million at March 31, 2021. The decrease in shareholder’s equity at March 31, 2022 was driven by the other comprehensive loss from the unrealized loss on available for sale securities. The book value of the Company at March 31, 2022 was $29.37 per common share. Total common shares outstanding were 3,477,020 at March 31, 2022. On April 20, 2022, the board of directors declared a $0.28 per common share cash dividend for shareholders of record as of May 4, 2022 and payable on May 18, 2022.

COVID-19 Impacts

The COVID-19 crisis has changed our communities, both in the way we live and the way we do business. While circumstances continue to change, the Company is continuing to work steadfastly to meet and exceed the needs of its customers, employees, and the communities in which it does business. Customers’ banking needs have continued to be fulfilled through multiple banking channels including mobile, digital, and adjusted-schedule physical.  In efforts to assist local businesses during this pandemic, the Company originated 1,372 PPP loans (through two rounds of lending), totaling $132.1 million, into the hands of our community’s small businesses. During the quarter ended March 31, 2022, $7.5 million of PPP loans were forgiven or paid down. As of March 31, 2022, $8.4 million in PPP loans are still outstanding. In addition to local small businesses, the Company worked with its consumer and commercial customers through its loan deferral program whereby customers experiencing hardships due to COVID-19 were granted a deferral in loan payments for up to 90 days. During 2020 and through the quarter ended March 31, 2021, the Company approved 256 deferrals with loan balances totalling approximately $127.5 million for its customers experiencing hardships related to COVID-19. As of March 31, 2022, all loans had begun making payments on their loans after the deferral date had passed.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	1Q22	4Q21	3Q21	2Q21	1Q21
Net Income (dollars in thousands)	$3,250	$2,283	$2,873	$3,003	$2,862
Earnings per share, basic	$0.94	$0.66	$0.83	$0.87	$0.84
Earnings per share, diluted	$0.94	$0.66	$0.83	$0.87	$0.84
Return on average total assets	0.99%	0.70%	0.92%	1.01%	1.02%
Return on average total equity	12.08%	8.20%	10.48%	11.47%	11.04%
Dividend payout ratio	29.79%	42.42%	33.73%	31.03%	32.14%
Fee revenue as a percent of total revenue	15.32%	15.16%	16.40%	15.79%	15.62%
Net interest margin(1)	3.61%	3.67%	3.56%	3.56%	3.62%
Yield on average earning assets	3.73%	3.79%	3.69%	3.71%	3.81%
Rate on average interest-bearing liabilities	0.21%	0.22%	0.23%	0.27%	0.32%
Net interest spread	3.52%	3.57%	3.46%	3.44%	3.49%
Tax equivalent adjustment to net interest income (dollars in thousands)	$27	$32	$37	$50	$53
Non-interest income to average assets	0.99%	1.04%	0.92%	0.89%	0.86%
Non-interest expense to average assets	3.02%	3.66%	3.05%	2.95%	2.82%
Efficiency ratio(2)	68.87%	81.53%	71.31%	67.83%	66.25%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	1Q22	4Q21	3Q21	2Q21	1Q21
BALANCE SHEET RATIOS
Loans to deposits	82.96%	83.73%	81.74%	79.90%	81.93%
Average interest-earning assets to average-interest bearing liabilities	173.69%	173.49%	173.86%	176.80%	174.95%
PER SHARE DATA
Dividends	$0.28	$0.28	$0.28	$0.27	$0.27
Book value	29.37	32.22	32.21	31.59	30.92
Tangible book value	29.37	32.22	32.21	31.59	30.92
SHARE PRICE DATA
Closing price	$35.45	$34.65	$34.20	$34.10	$31.99
Diluted earnings multiple(1)	9.43	13.13	10.30	9.80	9.52
Book value multiple(2)	1.21	1.08	1.06	1.08	1.03
COMMON STOCK DATA
Outstanding shares at end of period	3,477,020	3,454,128	3,449,204	3,437,782	3,429,686
Weighted average shares outstanding	3,472,332	3,451,383	3,448,352	3,433,057	3,426,839
Weighted average shares outstanding, diluted	3,472,332	3,451,383	3,448,352	3,433,057	3,426,839
CAPITAL RATIOS
Total equity to total assets	7.43%	8.46%	8.76%	8.83%	8.87%
CREDIT QUALITY
Net charge-offs to average loans	0.00%	—%	(0.01)%	(0.01)%	(0.01)%
Total non-performing loans to total loans	0.26%	0.28%	0.38%	0.56%	0.49%
Total non-performing assets to total assets	0.19%	0.21%	0.30%	0.44%	0.41%
Non-accrual loans to:
total loans	0.26%	0.28%	0.38%	0.51%	0.49%
total assets	0.19%	0.21%	0.28%	0.36%	0.36%
Allowance for loan losses to:
total loans	0.91%	0.89%	0.91%	0.92%	0.88%
non-performing assets	357.47%	317.68%	226.79%	151.22%	160.64%
non-accrual loans	357.47%	322.70%	239.18%	182.71%	179.82%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$—	$43	$—	$500	$—
Non-accrual loans	2,606	2,723	3,532	4,432	4,313
Other real estate owned and repossessed assets	—	—	193	423	515
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$47	$42	$45	$19	$5
(Recoveries)	(35)	(81)	(95)	(77)	(66)
Net charge-offs (recoveries)	12	(39)	(50)	(58)	(61)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$540	$300	$300	$284	$599
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$8,787	$8,448	$8,098	$7,756	$7,096
Provision	540	300	300	284	599
Net charge-offs (recoveries)	12	(39)	(50)	(58)	(61)
Balance at the end of period	$9,315	$8,787	$8,448	$8,098	$7,756

(1)

The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 03/31/2022	Audited 12/31/2021	Unaudited 09/30/2021	Unaudited 06/30/2021	Unaudited 03/31/2021
Assets
Cash and due from banks	$86,965	$63,840	$68,168	$104,229	$86,916
Federal funds sold	8,945	228	240	234	234
Securities available for sale, at fair value	194,554	193,370	202,488	177,536	175,033
Loans held for sale	843	876	1,148	1,073	—
Loans, net of allowance for loan losses	1,012,144	976,933	914,628	869,271	867,195
Bank premises and equipment, net	18,333	18,249	18,572	18,627	18,822
Bank owned life insurance	23,415	23,236	23,076	22,931	12,814
Other assets	29,096	26,306	24,433	25,243	23,943
Total assets	$1,374,295	$1,303,038	$1,252,753	$1,219,144	$1,184,957
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$489,426	$470,355	$448,217	$441,051	$435,296
Savings and interest bearing demand deposits	619,224	583,296	557,804	532,269	504,775
Time deposits	122,673	123,584	124,644	126,078	127,918
Total deposits	$1,231,323	$1,177,235	$1,130,665	$1,099,398	$1,067,989
Subordinated debt	29,327	—	—	—	—
Other liabilities	11,542	15,523	12,286	12,144	11,904
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,272,192	$1,192,758	$1,142,951	$1,111,542	$1,079,893
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,586	8,556	8,521	8,515	8,495
Surplus	12,260	12,115	11,750	11,426	11,021
Retained earnings	92,040	89,764	88,446	86,539	84,462
Accumulated other comprehensive (loss) income	(10,783)	(155)	1,085	1,122	1,086
Total shareholders' equity	$102,103	$110,280	$109,802	$107,602	$105,064
Total liabilities and shareholders' equity	$1,374,295	$1,303,038	$1,252,753	$1,219,144	$1,184,957

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Interest and Dividend Income
Interest and fees on loans	$10,620	$10,665	$10,049	$9,749	$9,408
Interest on federal funds sold	2	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	779	676	600	530	466
Interest income exempt from federal income taxes	83	98	96	107	118
Dividends	10	10	11	12	12
Interest on deposits in banks	15	16	26	15	12
Total interest and dividend income	$11,509	$11,465	$10,782	$10,413	$10,016
Interest Expense
Interest on deposits	$370	$373	$383	$434	$487
Total interest expense	$370	$373	$383	$434	$487
Net interest income	$11,139	$11,092	$10,399	$9,979	$9,529
Provision For Loan Losses	540	300	300	284	599
Net interest income after provision for loan losses	$10,599	$10,792	$10,099	$9,695	$8,930
Noninterest Income
Wealth management fees	$921	$922	$876	$575	$607
Service charges on deposit accounts	374	366	338	278	253
Other service charges and fees	909	903	964	1,141	1,007
(Loss) gain on sales of AFS securities	—	—	—	(52)	76
Gain on sale of loans HFS	478	813	486	359	—
Officer insurance income	179	160	145	118	105
Other operating income	382	198	72	231	379
Total noninterest income	$3,243	$3,362	$2,881	$2,650	$2,427
Noninterest Expenses
Salaries and employee benefits	$5,952	$5,881	$5,947	$5,310	$4,716
Occupancy expenses	518	484	450	413	456
Equipment expenses	257	251	246	238	224
Advertising and marketing expenses	111	185	168	198	108
Stationery and supplies	35	30	27	60	38
ATM network fees	286	288	285	312	250
Other real estate owned expenses	—	4	32	6	(1)
Loss on the sale of other real estate owned	—	73	26	92	10
FDIC assessment	177	197	169	133	107
Computer software expense	254	244	282	281	189
Bank franchise tax	198	198	199	195	189
Professional fees	464	2,642	289	369	460
Data processing fees	480	348	418	373	402
Other operating expenses	1,191	1,058	985	747	768
Total noninterest expenses	$9,923	$11,883	$9,523	$8,727	$7,916
Income before income taxes	$3,919	$2,271	$3,457	$3,618	$3,441
Income Tax Expense	669	(12)	584	615	579
Net income	$3,250	$2,283	$2,873	$3,003	$2,862
Earnings Per Share
Net income per common share, basic	$0.94	$0.66	$0.83	$0.87	$0.84
Net income per common share, diluted	$0.94	$0.66	$0.83	$0.87	$0.84

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	March 31, 2022			December 31, 2021			March 31, 2021
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$185,157	$789	1.76%	$182,802	$687	1.49%	$144,177	$478	1.35%
Tax-Exempt (1)	12,846	105	3.32%	14,318	124	3.46%	17,897	149	3.38%
Total Securities	$198,003	$894	1.83%	$197,120	$811	1.64%	$162,074	$627	1.57%
Loans:
Taxable	$1,008,211	$10,599	4.26%	$957,695	$10,643	4.42%	$840,368	$9,326	4.50%
Non-accrual	2,586	—	—%	3,416	—	—%	4,581	—	—%
Tax-Exempt (1)	2,751	26	3.80%	2,804	27	3.80%	9,560	104	4.43%
Total Loans	$1,013,548	$10,625	4.25%	$963,915	$10,670	4.40%	$854,509	$9,430	4.48%
Federal funds sold	6,384	2	0.13%	215	—	0.13%	210	—	0.08%
Interest-bearing deposits in other banks	38,274	15	0.16%	48,473	16	0.13%	60,474	12	0.08%
Total earning assets	$1,253,623	$11,536	3.73%	$1,206,307	$11,497	3.79%	$1,072,686	$10,069	3.81%
Allowance for loan losses	(8,973)			(8,583)			(7,253)
Total non-earning assets	88,766			90,757			73,143
Total assets	$1,333,416			$1,288,481			$1,138,576
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$165,220	$85	0.21%	$154,889	$79	0.20%	$130,849	$74	0.23%
Money market accounts	257,721	144	0.23%	250,326	143	0.23%	209,851	155	0.30%
Savings accounts	175,333	26	0.06%	166,438	25	0.06%	144,460	21	0.06%
Time deposits:
$250,000 and more	65,053	60	0.37%	65,670	66	0.40%	68,478	153	0.90%
Less than $250,000	58,093	55	0.38%	57,981	60	0.41%	59,518	84	0.57%
Total interest-bearing deposits	$721,420	$370	0.21%	$695,304	$373	0.21%	$613,156	$487	0.32%
Federal funds purchased	—	—	—%	1	—	0.64%	—	—	—%
Subordinated debt	326	—	—%	—	—	—%	—	—	—%
Total interest-bearing liabilities	$721,746	$370	0.21%	$695,305	$373	0.22%	$613,156	$487	0.32%
Noninterest-bearing liabilities:
Demand deposits	472,876			468,801			408,015
Other Liabilities	29,688			13,892			12,309
Total liabilities	$1,224,310			$1,177,998			$1,033,480
Shareholders' equity	109,106			110,483			105,096
Total liabilities and shareholders' equity	$1,333,416			$1,288,481			$1,138,576
Net interest income		$11,166			$11,124			$9,582
Net interest spread			3.52%			3.57%			3.49%
Interest expense as a percent of average earning assets			0.12%			0.12%			0.18%
Net interest margin			3.61%			3.67%			3.62%

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
GAAP Financial Measurements:
Interest Income - Loans	$10,620	$10,665	$10,049	$9,749	$9,408
Interest Income - Securities and Other Interest-Earnings Assets	889	800	733	664	608
Interest Expense - Deposits	370	373	383	434	487
Total Net Interest Income	$11,139	$11,092	$10,399	$9,979	$9,529
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$5	$6	$11	$22	$22
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	22	26	26	28	31
Total Tax Benefit on Tax-Exempt Interest Income	$27	$32	$37	$50	$53
Tax-Equivalent Net Interest Income	$11,166	$11,124	$10,436	$10,029	$9,582